EXHIBIT 10.3
                                 CONSENT

         This Consent, dated as of April 19, 1999, is from Ken Watchmaker ("Employee") to Reebok International Ltd. ("Reebok").

         On February 23, 1999, the Compensation Committee of the Board of Directors of Reebok adopted an amendment to the Reebok Supplemental Executive Retirement Plan (the "SERP"), a copy of which is attached hereto as Exhibit 1, providing that under certain circumstances detailed in such amendment Participants in the SERP would forfeit their benefits under the SERP.

         Employee is a Participant under the SERP and Reebok has requested that Employee consent to the amendment to the SERP attached as Exhibit 1 hereto. In consideration of Employee consenting to such amendment, Reebok is granting Employee a stock option to purchase 1,000 shares of Reebok Common Stock.

         NOW, THEREFORE, in consideration of the grant of stock options to Employee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee consents and agrees to amend the SERP by adding a new clause 4(f) as set forth on Exhibit 1 hereto and agrees that, with respect to Employee's participation in the SERP, Employee shall be bound by the SERP as amended and that his rights to benefits under the SERP shall in all respects be governed by the amended SERP.

         IN WITNESS WHEREOF, Employee has executed this Consent as of the date first written above.

                                                 /s/ KEN WATCHMAKER
                                                 Ken Watchmaker